UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 9, 2009

ENCORE CAPITAL GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26489	48-1090909
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8875 Aero Drive, Suite 200, San Diego, California	92123
(Address of Principal Executive Offices)	(Zip Code)

(877) 445-4581

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 9, 2009, the Compensation Committee of our Board of Directors (the “Compensation Committee”) approved the following executive compensation arrangements:

2008 Key Contributor Plan

The Compensation Committee approved awards of cash bonuses under the Company’s 2008 Key Contributor Bonus Plan. The awards were based upon individual performance in 2008, the Company’s performance relative to certain financial goals for the year ended December 31, 2008 and management’s contribution to certain key corporate initiatives during the year. The Company’s performance factor for 2008 under the 2008 Key Contributor Plan was earnings before interest, tax, depreciation, and amortization. The Compensation Committee approved the following payments under the 2008 Key Contributor Plan to the Named Executive Officers identified in the Company’s most recent proxy statement:

Brandon Black	$257,877
Paul Grinberg	$241,696

Named Executive Officer Salaries

Our Named Executive Officers’ salaries remain unchanged from 2008 levels.

Severance Agreements

On March 9, 2009, the Compensation Committee approved executive severance protection letter agreements for Brandon Black, our President and Chief Executive Officer, and Paul Grinberg, our Executive Vice President, Chief Financial Officer and Treasurer. The terms and conditions of the severance agreements are described below.

Mr. Black’s agreement supersedes and replaces his existing employment agreement dated June 13, 2005, as amended on June 5, 2006 and December 30, 2008, which was terminated. Pursuant to the terms of his new agreement, if Mr. Black’s employment is terminated without Cause or he resigns for Good Reason (as such terms are defined in the agreement) at any time during the term of the agreement, upon execution and delivery of a release and waiver of claims, he is entitled to continuation of his then-current salary for 24 months immediately following his date of termination. In addition, if he is terminated without Cause or resigns for Good Reason, he will receive a bonus payment in the amount of two times the average of his last three annual bonus payments when bonuses are paid to other employees for such year, plus an additional amount paid at termination equal to the prorated portion of his target bonus for the year of termination up to the date of termination. The Company will also pay up to 24 months of COBRA continuation for group health benefits or other individual health insurance premiums. The agreement contains a non-disparagement and a one-year non-solicitation covenant.

Mr. Grinberg’s agreement supersedes and replaces an executive severance agreement dated December 10, 2007, which was terminated. The terms of Mr. Grinberg’s severance protection are substantially similar to Mr. Black’s, with exception of the following. If Mr. Grinberg’s employment is terminated without Cause or he resigns for Good Reason, he is entitled to salary continuation for a period of 12 months. If he is terminated without Cause or resigns for Good Reason, he will receive his target annual bonus for the year in which his termination occurs if and when bonuses are paid to other employees, plus an additional amount paid at termination equal to the prorated portion of his target bonus for the year of termination up to the date of termination. The Company will pay his COBRA continuation premiums for group health benefits for a period of up to 12 months.

The timing of any payments to Messrs. Black and Grinberg under the severance protection letter agreements are subject to the applicable requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the related Treasury Regulations. The payments and benefits payable under the agreements are also intended to comply with Section 280G and Section 4999 of the Code, and would be reduced, if necessary to comply therewith.

The above summary of the severance arrangements for Messrs. Black and Grinberg is qualified in its entirety by reference to the copies of the severance protection letter agreements attached hereto as Exhibits 10.1 and 10.2 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Severance protection letter agreement dated as of March 11, 2009 between the Company and J. Brandon Black

10.2	Severance protection letter agreement dated as of March 11, 2009 between the Company and Paul Grinberg

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE CAPITAL GROUP, INC.

Date: March 13, 2009	/s/ Paul Grinberg
Paul Grinberg
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Severance protection letter agreement dated as of March 11, 2009 between the Company and J. Brandon Black

10.2	Severance protection letter agreement dated as of March 11, 2009 between the Company and Paul Grinberg

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